Exhibit 4.4

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (the “Agreement”) has been made as of April       , 2010 (the “Date of Award”), by and between ante4, Inc. (the “Company”), and James Russell Reger, who resides in Billings, Montana 59106 (the “Grantee”).

RECITALS

A.            Grantee was a party to that certain Restricted Stock Award Agreement with Plains Energy Investments, Inc. (“Plains Energy”), dated as of December 31, 2009 (the “Original Agreement”).

B.            On April       , 2010, Plains Energy engaged in a merger transaction with the Company and a subsidiary of the Company, pursuant to which Plains Energy became a wholly owned subsidiary of the Company (the “Merger”).

C.            As part of the Merger, the Original Agreement was terminated and replaced with this Agreement, pursuant to which Grantee will receive restricted common stock of the Company, par value $0.001 per share (“Common Stock”) that are subject to the terms and conditions hereof.

RESTRICTED STOCK AWARD

The Company has made this Agreement effective as of the Date of Award first indicated above, and concurrently has issued the shares of Common Stock upon the following terms and conditions:

1.                                      Number of Shares

The number of shares of Common Stock issued or transferred under this Agreement is three-hundred ninety thousand seven-hundred sixty-three (390,763).

2.                                      Rights of Grantee as Shareholder

Subject to the limitations on the shares of Common Stock issued pursuant to this Agreement during the Period of Restriction, the Grantee, as the owner of record of the shares of Common Stock issued hereunder, is entitled to all the rights of a shareholder of the Company, including the right to vote, the right to receive cash or stock dividends, and the right to receive shares in any recapitalization of the Company.  If the Grantee receives any additional shares of Common Stock by reason of being the holder of the shares of Common Stock issued or transferred hereunder, all the additional shares so issued shall be subject to the provisions of this Agreement.

3.                                      Period of Restriction

The restriction period under this Agreement shall commence on the Date of Award and expire upon the earliest of the following events (the “Period of Restriction”):

a.                                       at the open of business on December 31, 2011;

b.                                      immediately upon the occurrence of any event constituting a Change in Control (as defined below); or

c.                                       immediately in the event Grantee’s employment with the Company and Plains Energy is terminated for any reason other than “For Cause” (as specified in Section 5 below).

Any of the following shall constitute a “Change in Control” for the purposes hereof:

a.                                       The consummation of a reorganization, merger, share exchange, consolidation or similar transaction, or the sale or disposition of all or substantially all of the assets of the Company, unless, in any case, the persons beneficially owning the voting securities of the Company immediately before that transaction beneficially own, directly or indirectly, immediately after the transaction, at least fifty percent (50%) of the voting securities of the Company or any other corporation or other entity resulting from or surviving the transaction in substantially the same proportion as their respective ownership of the voting securities of the Company immediately prior to the transaction; or

b.                                      The Company’s shareholders approve a complete liquidation or dissolution of the Company.

4.                                      Conditions during Period of Restriction

During the Period of Restriction the Grantee cannot, voluntarily or involuntarily, sell, assign, transfer, pledge, or otherwise dispose of the nonvested shares of Common Stock issued or transferred pursuant to this Agreement.  Any attempted sale, assignment, transfer, pledge, or other disposition of the nonvested shares of Common Stock issued or transferred pursuant to this Agreement in violation of this Section 4, whether voluntary or involuntary, shall be ineffective and the Company shall not be required to transfer the nonvested shares.

5.                                      Consequences of Failure to Satisfy Conditions

If Grantee’s employment with the Company and Plains Energy is terminated “For Cause” (as defined below) before the conditions of Section 3 are satisfied; (i) the Grantee will forfeit the nonvested shares of Common Stock issued or transferred pursuant to this Agreement; (ii) the Grantee will assign and transfer the certificates evidencing ownership of such nonvested shares to the Company (or the Company may unilaterally terminate cancel such certificates if not returned), (iii) all interest of the Grantee in such nonvested shares shall terminate, and (iv) the Grantee shall cease to be a shareholder with respect to such nonvested shares.

Each of the following shall be grounds for terminating Grantee’s employment “For Cause”:

a.                                       an intentional act of fraud, embezzlement, theft or any other material violation of law;

b.                                      grossly negligent or intentional damage to the Company’s or Plains Energy’s reputation or assets;

c.                                       grossly negligent or intentional disclosure of Confidential Information and Materials set forth in the Grantee’s Employment Agreement with the Company and Plains Energy;

d.                                      the willful and continued failure to substantially perform required duties for the Company or Plains Energy (other than as a result of incapacity due to physical or mental illness); or

e.                                       a material breach of the Grantee’s Employment Agreement with the Company and Plains Energy that is not cured within 14 days of receiving notice from the Company or Plains Energy of such breach.

6.                                      Lapse of Restrictions

At the end of the Period of Restriction, if the conditions specified in Section 3 have been satisfied during the Period of Restriction, all restrictions on the Common Stock shall terminate, and the Grantee shall be entitled to receive the certificates representing the shares of Common Stock without the legend described in Section 7 hereof, provided that if the Grantee has attempted to violate the conditions specified in Section 4, the Company shall have no obligation to deliver unlegended certificates to anyone other than the Grantee.  However, in the event of an attempted violation of the conditions specified in Section 4, the Company shall be entitled to withhold delivery of any of the certificates if, and for so long as, in the judgment of the Company’s legal counsel, the Company would incur a risk of liability to any party whom such shares were purported to be sold, transferred, pledged, or otherwise disposed.

7.                                      Legend on Certificates

In the event a stock certificate is issued to evidence ownership of shares of Common Stock issued or transferred pursuant to this Agreement, each certificate so issued during the Period of Restriction shall bear the following legend on the back side of the certificate:

These shares have been issued or transferred subject to a Restricted Stock Award Agreement and are subject to substantial restrictions, including but not limited to, a prohibition against transfer, either voluntarily or involuntarily, and a provision requiring surrender of these shares to the Corporation without any payment in the event of termination of the employment of the registered owner under certain circumstances, all as more particularly set forth in a Restricted Stock Award Agreement, a copy of which is on file with the Corporation.

In any event, the Company or its transfer agent shall hold the shares of Common Stock issued or transferred pursuant to this Agreement in escrow during the Period of Restriction.

8.                                      Specific Performance of the Grantee’s Covenants

By accepting this Agreement and the issuance and delivery of the shares of Common Stock pursuant to this Agreement, the Grantee acknowledges that the Company does not have an adequate remedy in damages for the breach by the Grantee of the conditions and covenants set forth in this Agreement and agrees that the Company is entitled to and may obtain an order or a decree of specific performance against the Grantee issued by any court having jurisdiction.

9.                                      Employment with the Company

Nothing in this Agreement shall confer upon the Grantee the right to continued employment with the Company or Plains Energy.

10.                               Section 83(b) Election

If the Grantee makes an election pursuant to § 83(b) of the Internal Revenue Code, the Grantee shall promptly file a copy of such election with the Company.

11.                               Withholding Tax

Grantee hereby acknowledges that Grantee is solely liable for any and all federal, state and local taxes owed by Grantee as a result of the Company’s issuance and any vesting of the Common Stock issued pursuant to this Agreement.  Before a certificate for shares of Common Stock is issued or delivered pursuant to this Agreement or if the Grantee makes the election permitted by § 83(b) of the Internal Revenue Code the Company may, by notice to the Grantee, require that the Grantee pay to the Company the amount of federal, state, or local taxes, if any, required by law to be withheld.

12.                               Relationship to Original Agreement

This Agreement supersedes and replaces the Original Agreement in its entirety, and Grantee hereby waives any and all rights set forth in the Original Agreement.  Grantee agrees and acknowledges that the Merger was not a Change in Control for purposes of the vesting of Common Stock issued in the Original Agreement.

13.                               Notices

Any notice to be given by the Grantee under this Agreement shall be in writing and shall be deemed to have been given only upon receipt by the Secretary of the Company at its principal place of business, or at such address as may be communicated in writing to the Grantee from time to time.  Any notice or communication by the Company to the Grantee under this Agreement shall be in writing and shall be deemed to have been given if mailed or delivered to the Grantee at the address listed in the records of the Company or at such address as specified in writing to the Company by the Grantee.

14.                               Waiver

The waiver by the Company of any provision of this Agreement shall not operate as, or be construed to be, a wavier of the same or any other provision of this Agreement at any subsequent time for any other purpose.

15.                               Termination or Modification of Restricted Stock Award

The Common Stock issued hereunder shall be irrevocable except that the Company shall have the right to revoke this Agreement at any time during the Period of Restriction if it is contrary to law or modify this Agreement to bring it into compliance with any valid and mandatory law or government regulation.  In the event of revocation of this Agreement pursuant to the foregoing, the Company may give notice to the Grantee that the nonvested shares of Common Stock are to be assigned, transferred, and delivered to the Company as though the Grantee’s employment with the Company terminated on the date of the notice.

16.                               Section Headings

The section headings in this Agreement are for convenience of reference only and shall not be deemed as part of, or germane to, the interpretation or construction of this Agreement.

17.                               Determination by Board of Directors

Determinations by the Company’s Board of Directors shall be final and conclusive with respect to the interpretation of this Agreement.

18.                               Governing Law

The validity and construction of this Agreement shall be governed by the laws of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and granted in, to be effective as of the Date of Award.

ante4, Inc.

By:
Name:
Title:

ACCEPTANCE OF RESTRICTED STOCK AWARD

The undersigned Grantee accepts this Agreement and the three-hundred ninety thousand seven-hundred sixty-three (390,763) shares of Common Stock issued or transferred under this Agreement and agrees to be bound by the provisions of this Agreement, including but not limited to the agreements and covenants of the Grantee expressed in Section 4.

Dated as of the Date of Award set forth in the Agreement.

James Russell Reger